Exhibit 99.1

FOR IMMEDIATE RELEASE

Innovative Food Holdings, Inc. Announces Change in Independent Registered Public Accounting Firm

BROADVIEW, IL. (May 1, 2025)  – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of specialty foods to professional chefs, today announced a change in its independent registered public accounting firm. Effective April 28, 2025, Assurance Dimensions, LLC (“Assurance Dimensions”) resigned from its role as the Company's auditor due to its decision to exit from providing audit services to publicly traded companies.

Assurance Dimensions has served as the Company's independent auditor for the fiscal years ended December 31, 2024, 2023, and 2022. During this period, Assurance Dimensions' reports on the Company’s consolidated financial statements did not contain any adverse opinions or disclaimers and were not qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements between the Company and Assurance Dimensions regarding accounting principles, financial statement disclosures, or auditing scope during the fiscal years ended December 31, 2024, 2023, and 2022, and the interim period through April 28, 2025.

As part of its process to exit the public company audit business, Assurance Dimensions has sold its audit client book to Stephano Slack, LLC. Accordingly, the Company has engaged Stephano Slack LLC as its new independent registered public accounting firm, effective April 28, 2025. Stephano Slack LLC will serve as auditor of the Company’s financial statements through September 30, 2025. Assurance Dimensions staff will continue to support Stephano Slack for the remainder of the contract, ensuring a smooth transition. During the fiscal years ended December 31, 2024, 2023, and 2022, and the interim period through April 28, 2025, the Company did not consult with Stephano Slack LLC regarding any accounting principles, audit opinions, or any matters that were the subject of disagreements or reportable events.

Gary Schubert, Chief Financial Officer of the Company, commented, “We appreciate the professional services provided by Assurance Dimensions, LLC over the past years and wish them well in their future endeavors. We look forward to working with Stephano Slack LLC as we continue to advance our mission to provide specialty foods to our customers.”

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the artisan food makers with top professional chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our professional chefs create unforgettable experiences for their guests. Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to the Company that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to international crises, environmental and economic issues and other risk factors described in the Company’s public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, Inc.

investorrelations@ivfh.com